Back to 8-K	Exhibit 99.1

CONTACTS: Investor relations: Gregg Haddad 813-206-3916 gregg.haddad@wellcare.com	Media relations: Crystal Warwell Walker 813-206-2697 crystal.walker@wellcare.com

WELLCARE REPORTS THIRD QUARTER 2013 RESULTS

TAMPA, Fla. (November 1, 2013) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the third quarter and nine months ended September 30, 2013. As determined under generally accepted accounting principles (GAAP), net income for the third quarter of 2013 was $64.0 million, or $1.45 per diluted share, compared with $38.3 million, or $0.87 per diluted share, for the third quarter of 2012. Adjusted (non-GAAP) net income for the third quarter of 2013 was $68.9 million, or $1.56 per diluted share, compared with $46.2 million, or $1.05 per diluted share, for the third quarter of 2012.

Highlights of Recent Accomplishments

•	Third quarter premium revenue of $2.5 billion grew 38% year over year, driven by a 71% increase in Medicare Advantage segment premium revenue and a 37% increase in Medicaid segment premium revenue.

•
The Florida Agency for Healthcare Administration has recommended an award of contracts to WellCare in the Managed Medical Assistance (MMA) Medicaid program in eight of the state’s eleven regions. These regions include the metropolitan areas of Jacksonville, Orlando, Miami, Tallahassee, and Tampa. The Company will be implementing a new model of care for the MMA program that is expected to more effectively coordinate benefits and enhance member services.

•
WellCare has agreed to acquire Windsor Health Group, Inc. (Windsor). Through its subsidiaries, Windsor serves Medicare beneficiaries with Medicare Advantage plans primarily in the states of Mississippi, Tennessee, Arkansas, and South Carolina, as well as with Medicare Prescription Drug Plan (PDP) and Medicare Supplement products in a number of states. The Company expects this transaction to close in the next two to three months, subject to customary regulatory approvals.

•
WellCare has been approved to enter the New Jersey Medicaid managed care program in December 2013. New Jersey will be the ninth state in which WellCare offers Medicaid services. In addition, WellCare has agreed to acquire certain assets of Healthfirst Health Plan of New Jersey, Inc. (Healthfirst NJ). As of September 2013, Healthfirst NJ served approximately 47,000 Medicaid members in 12 counties in the state, 5,000 of whom also are served by a Healthfirst Medicare Advantage plan. The Company anticipates that the acquisition will close during the first quarter of 2014, subject to customary regulatory approvals.

•
The Centers for Medicare & Medicaid Services (CMS) recently announced 2014 Medicare Advantage and PDP quality ratings, known as star ratings, which reflected improvement for several of WellCare’s plans. The star rating for the Company’s Florida plan, which serves approximately 28% of the Company’s September 2013 Medicare Advantage membership, is increasing from 3.0 to 3.5 stars for 2014.

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WCG Reports Third Quarter 2013 Results

November 1, 2013

Company Operations for the Third Quarter of 2013

Adjusted net income per diluted share for the third quarter of 2013 increased $0.51 compared with the same period in 2012, primarily due to increased premium revenue, offset in part by the increase in the Company medical benefits ratio (MBR). A decrease in the adjusted administrative expense ratio also contributed to the year over year increase in adjusted net income. Membership as of September 30, 2013, increased 10% to 2.8 million compared with the same period in 2012. Premium revenue for the third quarter of 2013 increased 38% year over year to $2.5 billion. Medical benefits expense for the third quarter of 2013 was $2.1 billion, an increase of 38% from the third quarter of 2012.

Selling, general and administrative (SG&A) expense as determined under GAAP was $219 million in the third quarter of 2013, compared with $177 million for the same period in 2012. Adjusted (non-GAAP) SG&A expense was $211 million in the third quarter of 2013, an increase of 28% from $165 million for the same period last year. The increase was driven primarily by increased membership, including membership associated with acquisitions. The adjusted administrative expense ratio was 8.5% in the third quarter of 2013, compared with 9.2% for the same period in 2012. The decrease in the ratio resulted from improved operating leverage and productivity gains, offset in part by investments in growth and service initiatives.

Medicaid Segment Operations

Medicaid segment membership increased by 242,000, or 16% year over year, to 1.8 million members as of September 30, 2013. The increase resulted mainly from growth in the Kentucky and Florida programs and the first quarter 2013 acquisitions in Missouri and South Carolina. Premium revenue was $1.5 billion for the third quarter of 2013, an increase of 37% year over year, and was driven by changes in the demographic and geographic mix of membership, as well as the enrollment increase. The Medicaid segment MBR was 89.1% for the third quarter of 2013, a 200 basis point decrease from 91.1% in the third quarter of 2012. The third quarter of 2013 segment MBR was higher than the Company’s expectation, primarily due to the performance of the Kentucky and Georgia Medicaid programs.

Medicare Advantage Segment Operations

Medicare Advantage segment membership as of September 30, 2013, increased by 116,000 year over year, or 69%, to 283,000 members. Premium revenue for the quarter grew 71% year over year to $807 million. The growth resulted primarily from the Company’s California health plan acquisition that closed in October 2012, as well as organic sales activity in New York, Florida, Georgia, and Texas. The Medicare Advantage segment MBR was 84.9% for the third quarter of 2013. The MBR was below the Company’s expectation, mainly as a result of favorable prior period revenue adjustments. The MBR decreased from 86.8% in the third quarter of 2012.

Prescription Drug Plan Segment Operations

PDP segment membership as of September 30, 2013, decreased 95,000 year over year, or 11%, to 784,000 members. The decrease was primarily due to a reduction in membership assigned to the WellCare’s plans by CMS, offset in part by growth in the Company’s enhanced PDP product. Premium revenue for the quarter decreased 21% to $196 million as a result of the membership decline and the outcome of the 2013 bids. The PDP segment MBR was 73.7% in the third quarter of 2013, which was higher than anticipated primarily as a result of the performance of the Company’s enhanced product. The MBR increased from 64.7% in the third quarter of 2012.

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WCG Reports Third Quarter 2013 Results

November 1, 2013

Cash Flow and Financial Condition

Net cash provided by operating activities as determined under GAAP was $230 million for the nine months ended September 30, 2013, compared with net cash used in operating activities of $134 million for the nine months ended September 30, 2012.

On a non-GAAP basis, modified for the timing of receipts from, and payments to, WellCare’s government customers, net cash provided by operating activities was $278 million for the nine months ended September 30, 2013, compared with net cash provided by operating activities of $20 million for the same period in 2012. The increase resulted mainly from the Company’s growth.

As of September 30, 2013, unregulated cash and investments were approximately $392 million, compared with $267 million as of June 30, 2013. The increase resulted primarily from dividends paid by the Company’s regulated subsidiaries to its unregulated entities.

Days in claims payable were 41 days as of September 30, 2013, compared with 40 days as of June 30, 2013, and 40 days as of September 30, 2012.

Financial Outlook

The Company is updating its financial outlook for the year ending December 31, 2013:

•	Premium revenue in total is expected to be between $9.35 and $9.40 billion. The previous guidance was for premium revenue to be between $9.15 and $9.25 billion.

•
Adjusted net income per diluted share is expected to be between approximately $4.70 and $4.80. The previous guidance was for adjusted net income per diluted share of between $4.70 and $4.90. The change in range results mainly from the incorporation into the guidance of the Company’s third quarter results, as well as from anticipated fourth quarter 2013 SG&A expenses associated with the implementation of the Florida MMA program and acquisition integration.

•	Premium revenues and MBRs for each of the Company’s segments are anticipated as follows:

Segments	Premium Revenue Year-over-year Changes	MBRs
Medicaid	Increase approximately 26%	88.00% to 88.50%
Medicare Advantage	Increase approximately 58%	86.50% to 87.00%
Medicare PDP	Decrease approximately 21%	87.00% to 87.50%

•	The adjusted administrative expense ratio is expected to be approximately 8.6%. Previous guidance was for the adjusted administrative expense ratio to be approximately 8.7%.

All elements of the Company’s outlook exclude the impact of Medicaid premium taxes.

Webcast

A discussion of WellCare’s third quarter 2013 results will be webcast live on Friday, November 1, 2013, beginning at 8:30 a.m. Eastern Time. A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days. The webcast is available via the Company’s web site at www.wellcare.com.

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WCG Reports Third Quarter 2013 Results

November 1, 2013

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The Company served approximately 2.8 million members nationwide as of September 30, 2013. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation

In addition to results determined under GAAP, premium revenue as described in this news release excludes the impact of premium taxes. Both the Company and segment MBRs, as well as the Company’s administrative expense ratio, are calculated as a percentage of premium revenue, excluding premium taxes. Additionally, net income and certain other operating results described in this news release are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs that management believes are not indicative of long-term business operations. Please refer to the schedule in this news release that provides supplemental information reconciling results determined under GAAP to adjusted (non-GAAP) results.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook and the timing of the closing of the Windsor and Healthfirst NJ acquisitions contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, including due to sequestration, WellCare’s ability to estimate and manage medical benefits effectively, the satisfaction of the closing conditions for the acquisitions and the receipt of regulatory approval for the acquisitions.

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, and other subsequent filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports Third Quarter 2013 Results

November 1, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME DATA
(Unaudited; dollars in thousands except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Premium	$2,478,612	$1,795,796	$7,016,093	$5,353,083
Medicaid premium taxes	16,947	20,581	59,161	61,048
Total premium	2,495,559	1,816,377	7,075,254	5,414,131
Investment and other income	4,851	2,018	13,933	6,772
Total revenues	2,500,410	1,818,395	7,089,187	5,420,903

Expenses:
Medical benefits	2,144,672	1,549,456	6,147,863	4,617,411
Selling, general and administrative	218,790	176,797	637,590	497,493
Medicaid premium taxes	16,947	20,581	59,161	61,048
Depreciation and amortization	11,057	8,193	31,819	22,704
Interest	2,171	1,016	5,932	3,163
Total expenses	2,393,637	1,756,043	6,882,365	5,201,819

Income before taxes	106,773	62,352	206,822	219,084
Income tax expense	42,779	24,065	74,410	83,123
Net income	$63,994	$38,287	$132,412	$135,961

Net income per common share:
Basic	$1.47	$0.89	$3.05	$3.16
Diluted	$1.45	$0.87	$3.01	$3.11

Weighted average common shares outstanding:
Basic	43,608,626	43,149,455	43,470,758	43,070,113
Diluted	44,037,922	43,844,223	43,972,446	43,785,424

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WCG Reports Third Quarter 2013 Results

November 1, 2013

 WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands except share data)

	Sept. 30, 2013	Dec. 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,390,563	$1,100,495
Investments	317,587	220,344
Premiums receivable, net	449,809	387,294
Pharmacy rebates receivable, net	145,172	126,832
Funds receivable for the benefit of members	119,438	126,646
Income taxes receivable	–	15,615
Prepaid expenses and other current assets, net	111,594	96,276
Deferred income tax asset	25,058	27,208
Total current assets	2,559,221	2,100,710

Property, equipment and capitalized software, net	144,273	131,518
Goodwill	236,756	223,839
Other intangible assets, net	68,345	53,028
Long-term investments	86,994	96,700
Restricted investments	82,326	67,364
Other assets	2,637	2,357
Total Assets	$3,180,552	$2,675,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical benefits payable	$964,844	$732,994
Unearned premiums	178	146
Accounts payable	16,441	18,582
Income taxes payable	27,484	–
Other accrued expenses and liabilities	168,357	221,055
Current portion of amount payable related to investigation resolution	35,958	37,305
Current portion of long-term debt	39,875	15,000
Other payables to government partners	65,417	88,344
Total current liabilities	1,318,554	1,113,426

Deferred income tax liability	50,264	42,058
Amount payable related to investigation resolution	33,828	68,171
Long-term debt	296,625	120,000
Other liabilities	6,678	8,697
Total liabilities	1,705,949	1,352,352

Commitments and contingencies	–	–

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,699,105 and 43,212,375 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	437	432
Paid-in capital	489,097	469,434
Retained earnings	986,498	854,086
Accumulated other comprehensive loss	(1,429)	(788)
Total stockholders' equity	1,474,603	1,323,164
Total Liabilities and Stockholders' Equity	$3,180,552	$2,675,516

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WCG Reports Third Quarter 2013 Results

November 1, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in thousands)

	For the Nine Months Ended September 30,
	2013	2012
Cash provided by (used in) operating activities:
Net income	$132,412	$135,961
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31,819	22,704
Equity-based compensation expense	12,438	13,534
Loss on disposal of fixed assets, including asset impairment charges	9,036	164
Incremental tax benefit from equity-based compensation	(2,998)	(3,666)
Deferred taxes, net	9,142	15,296
Provision for doubtful receivables	7,023	10,272
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(32,917)	(184,632)
Pharmacy rebates receivable, net	(18,340)	(12,046)
Prepaid expenses and other current assets, net	(10,652)	(6,162)
Medical benefits payable	160,415	(73,634)
Unearned premiums	32	(23)
Accounts payable and other accrued expenses	(54,980)	(11,895)
Other payables to government partners	(22,927)	20,172
Amount payable related to investigation resolution	(35,690)	(46,604)
Income taxes receivable/payable, net	45,784	(16,289)
Other, net	107	2,454
Net cash provided by (used in) operating activities	229,704	(134,394)

Cash used in investing activities:
Acquisitions, net of cash acquired	(40,493)	–
Purchases of investments	(354,565)	(357,214)
Proceeds from sale and maturities of investments	304,002	342,963
Purchases of restricted investments	(41,714)	(30,973)
Proceeds from maturities of restricted investments	28,391	24,821
Additions to property, equipment and capitalized software, net	(48,952)	(47,665)
Net cash used in investing activities	(153,331)	(68,068)

Cash provided by financing activities:
Proceeds from debt, net of financing costs paid	228,513	(585)
Proceeds from exercises of stock options	8,614	9,227
Incremental tax benefit from equity-based compensation	2,998	3,666
Repurchase and retirement of shares to satisfy tax withholding requirements	(4,069)	(6,344)
Payments on debt	(28,500)	(7,500)
Payments on capital leases	(1,069)	(1,538)
Funds received (paid) for the benefit of members, net	7,208	(57,222)
Net cash provided by (used in) financing activities	213,695	(60,296)

Increase (decrease) in cash and cash equivalents	290,068	(262,758)
Balance at beginning of period	1,100,495	1,325,098
Balance at end of period	$1,390,563	$1,062,340

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$22,316	$100,010
Cash paid for interest	$5,291	$2,707

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$2,384	$1,898

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WCG Reports Third Quarter 2013 Results

November 1, 2013

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP STATISTICS
(Unaudited)

	As of September 30,
	2013	2012
Membership by Program
Medicaid Membership
TANF	1,315,000	1,183,000
CHIP	217,000	183,000
SSI, ABD and duals	199,000	128,000
Other programs	26,000	21,000
Total Medicaid Membership	1,757,000	1,515,000

Medicare Membership
Medicare Advantage	283,000	167,000
Prescription Drug Plan	784,000	879,000
Total Medicare Membership	1,067,000	1,046,000
Total Membership	2,824,000	2,561,000

Medicaid Membership by State
Georgia	552,000	566,000
Florida	474,000	434,000
Kentucky	291,000	159,000
Illinois	145,000	137,000
Missouri	106,000	–
Ohio	–	106,000
Other States	189,000	113,000
Total Medicaid Membership	1,757,000	1,515,000

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WCG Reports Third Quarter 2013 Results

November 1, 2013

WELLCARE HEALTH PLANS, INC.
SEGMENT INFORMATION
(Unaudited; dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Premium revenue:
Medicaid:
Georgia	$413,214	$348,322	$1,142,673	$1,090,386
Kentucky	373,717	174,624	951,822	498,033
Florida	289,244	243,205	814,639	713,424
Other states	399,240	310,197	1,216,442	906,119
Medicaid premium taxes	16,947	20,581	59,161	61,048
Total Medicaid	1,492,362	1,096,929	4,184,737	3,269,010

Medicare:
Medicare Advantage plans	807,344	470,756	2,286,230	1,364,505
Prescription Drug plans	195,853	248,692	604,287	780,616
Total Medicare	1,003,197	719,448	2,890,517	2,145,121
Total Premium Revenue	$2,495,559	$1,816,377	$7,075,254	$5,414,131

Medical benefits ratios:
Medicaid, including premium tax	88.1%	89.3%	86.9%	87.0%
Medicaid	89.1%	91.1%	88.1%	88.7%
Medicare Advantage	84.9%	86.8%	86.1%	83.1%
Prescription Drug Plans	73.7%	64.7%	89.9%	81.9%
Company, including premium tax	85.9%	85.3%	86.9%	85.3%
Company	86.5%	86.3%	87.6%	86.3%

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WCG Reports Third Quarter 2013 Results

November 1, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information for the three months ended September 30, 2013 and 2012, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended September 30, 2013				For the Three Months Ended September 30, 2012
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$218,790	$(7,298)	(a) (b)	$211,492	$176,797	$(12,202)	(a) (b)	$164,595
Income tax expense	42,779	2,436	(c)	45,215	24,065	4,332	(c)	28,397
Net income	63,994	4,862		68,856	38,287	7,870		46,157

Net income per share:
Basic	$1.47	$0.11		$1.58	$0.89	$0.18		$1.07
Diluted	$1.45	$0.11		$1.56	$0.87	$0.18		$1.05

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $6.8 million and $11.4 million, respectively, during the three months ended September 30, 2013 and 2012.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $0.5 million and $0.8 million, respectively, during the three months ended September 30, 2013 and 2012.

(c)
Income tax expense:  Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $2.4 million and $4.3 million, respectively, during the three months ended September 30, 2013 and 2012, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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WCG Reports Third Quarter 2013 Results

November 1, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information for the nine months ended September 30, 2013 and 2012, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Nine Months Ended September 30, 2013				For the Nine Months Ended September 30, 2012
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$637,590	$(48,469)	(a) (b)	$589,121	$497,493	$(37,457)	(a) (b)	$460,036
Income tax expense	74,410	25,384	(c)	99,794	83,123	15,452	(c)	98,575
Net income	132,412	23,085		155,497	135,961	22,005		157,966

Net income per share:
Basic	$3.05	$0.53		$3.58	$3.16	$0.51		$3.67
Diluted	$3.01	$0.53		$3.54	$3.11	$0.50		$3.61

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $46.6 million and $34.5 million, respectively, during the nine months ended September 30, 2013 and 2012.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $1.9 million and $3.0 million, respectively, during the nine months ended September 30, 2013 and 2012.

(c)
Income tax expense:  Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $25.4 million and $15.5 million, respectively, during the nine months ended September 30, 2013 and 2012, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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WCG Reports Third Quarter 2013 Results

November 1, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Administrative Expense Ratios
(Unaudited; dollars in thousands)

The Company reports the administrative expense ratio on an adjusted or non-GAAP basis modified to reflect the impact of Medicaid premium taxes and expenses associated with government investigations and related litigation on this ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Company premium revenue:
As determined under GAAP	$2,495,559	$1,816,377	$7,075,254	$5,414,131
Medicaid premium taxes	16,947	20,581	59,161	61,048
Total premium revenue net of Medicaid premium taxes (non-GAAP)	$2,478,612	$1,795,796	$7,016,093	$5,353,083

Administrative expense ratio:
As determined under GAAP	8.8%	9.7%	9.0%	9.2%
Impact of Medicaid premium taxes	0.0%	0.1%	0.1%	0.1%
Excluding Medicaid premium taxes	8.8%	9.8%	9.1%	9.3%
Selling, general and administrative expense adjustments(a)	(0.3%)	(0.6%)	(0.7%)	(0.7%)
Adjusted (non-GAAP)	8.5%	9.2%	8.4%	8.6%

(a)
Results from expenses associated with government investigation-related legal, accounting, and other costs, as well as liabilities for litigation resolution for each of the respective periods, which dollar amounts are disclosed on the schedules above.

Reconciliation of GAAP Net Cash Provided by or Used in Operating Activities
to Net Cash Provided by Operating Activities,
Modified for the Timing of Receipts from, and Payments to, Government Customers
(Unaudited; dollars in thousands)

The Company reports cash used in or provided by operating activities on a non-GAAP basis modified to exclude the changes in premium receivables, provision for doubtful receivables, unearned premiums, and other net receivables from, and payables to, government customers. The Company believes that cash used in or provided by operating activities modified to exclude these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from, and payments to, federal and state government agencies at the end of each period.

	Nine Months Ended September 30,
	2013	2012
Net cash provided by (used in) operating activities, as reported under GAAP	$229,704	$(134,394)
Modifications to eliminate changes in:
Premiums receivable, net	32,917	184,632
Provision for doubtful receivables	(7,023)	(10,272)
Unearned premiums	(32)	23
Other payables to government partners	22,927	(20,172)
Net cash provided by operating activities, modified for the timing of receipts from and payments to government clients	$278,493	$19,817

-END-